Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 Phone 205-268-1000	Exhibit 99.1

    Form 8-K

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES THIRD QUARTER 2006 EARNINGS

BIRMINGHAM, Alabama (November 7, 2006) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2006. Highlights include:

•
Net income was $0.80 per diluted share, compared to $0.98 per share in the third quarter of 2005. Included in the current quarter’s net income were net realized investment gains of $0.17 per share, compared to net realized investment gains of $0.08 per share one year ago.

•
Operating income was $0.63 per diluted share, compared to $0.90 per share in the third quarter of 2005. Included in the current quarter’s operating income per diluted share are charges of $0.32 related to two discontinued product lines. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $72.3 million, an increase of 25.7% over the third quarter of 2005. Life insurance sales were $54.3 million compared to $80.0 million in the prior year’s quarter.

•
Pretax operating income in the Annuities segment was $5.4 million in the current quarter, an increase of 8.6% over the prior year. Annuity sales were $416.2 million, an increase of 188.1% over the prior year’s quarter.

•	The Stable Value Products segment reported pretax operating income of $10.4 million in the third quarter of 2006 compared to $13.7 million in the same period last year.

•
The Asset Protection segment reported a pretax operating loss of $14.4 million, compared to pretax operating income of $6.1 million in the prior year’s quarter. The current quarter included a charge of $26 million related to the discontinued Lender’s Indemnity product line.

•	Participating mortgage income was $7.5 million in the third quarter of 2006 compared to $11.5 million in the third quarter of 2005.

•
As of September 30, 2006, share-owners’ equity per share, excluding accumulated other comprehensive income, was $31.94 compared with $28.93 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $32.49 compared with $31.58 a year ago.

•
Operating income return on average equity for the twelve months ended September 30, 2006 was 11.7%. Excluding the charges on discontinued product lines in the current quarter, operating income return on average equity was 12.8%.

•	Net income return on average equity for the twelve months ended September 30, 2006 was 12.4%.

•
At September 30, 2006, below investment grade securities were less than two percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

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•	Total assets as of September 30, 2006 were $38.8 billion.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“This quarter’s financial results reflect the completion of the Chase Insurance Group acquisition. This is the most significant acquisition in the Company’s history. Earnings from the acquisition were in line with our expectations. Term sales increased in the quarter and term application counts continue to increase in response to our enhanced competitive position in the marketplace. Universal life insurance sales were down as expected during the quarter, as a result of pricing action we took in late 2005; we expect to introduce a new, more competitive UL product portfolio in the fourth quarter of this year. We experienced very strong annuity sales in the quarter from our core Protective products and from new sales opportunities through the Chase retail system. We remain excited about the opportunities to expand our annuity business through this and other bank distribution systems. Results in our Stable Value segment were in-line with expectations and have been affected by lower spreads and account balances. The Acquisitions segment benefited from the strong contribution from the Chase Insurance Group acquisition. The balance of acquired business performed well, in line with expectations. The Asset Protection Division’s results were down sharply as a result of the Lender’s Indemnity charge and the Corporate & Other segment was negatively impacted by a charge of $9 million relating to the discontinued Residual Value business. Excluding the Lender’s Indemnity charge, the underlying earnings in the core operations of the Asset Protection Division were strong. Although we expect the interest rate and operating environments to remain challenging, we continue to believe that we are well positioned to benefit from our recent acquisitions, expanding distribution capacity, and new and enhanced product offerings. We expect a solid finish to the year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	3Q2006	3Q2005

Operating income	$45,526	$64,474
Realized investment gains (losses) and related amortization,
net of certain derivative gains (losses)	11,775	5,417
Net Income	$57,301	$69,891

($ per share; net of income tax)
	3Q2006	3Q2005

Operating income	$0.63	$0.90
Realized investment gains (losses) and related amortization
Investments	0.66	0.03
Derivatives	(0.49)	0.05
Net Income	$0.80	$0.98

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	3Q2006	3Q2005

LIFE MARKETING	$40,270	$38,014
ACQUISITIONS	32,060	19,510
ANNUITIES	5,351	4,927
STABLE VALUE PRODUCTS	10,429	13,743
ASSET PROTECTION	(14,401)	6,102
CORPORATE AND OTHER	(3,929)	16,236
	$69,780	$98,532

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Acquisitions, Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	3Q2006	3Q2005

Operating income before
income tax	$69,780	$98,532
Realized investment gains (losses)
Stable Value Contracts	4,521	1,300
Acquisitions	16,084	----
Annuities	3,412	233
Corporate and Other	1,134	9,741
Less: periodic settlements on derivatives
Corporate and Other	654	2,777
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Annuities	(1,193)	(162)
Acquisitions	(5,186)	----
Income before income tax	$87,898	$106,867

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures) for the Acquisitions segment was $43.0 million for the third quarter of 2006 and $19.5 million for the third quarter of 2005. Income before income tax for the Annuities segment was $7.6 million for the third quarter of 2006 and $5.0 million in the third quarter of 2005. Income before income tax for the Stable Value segment was $15.0 million for the third quarter of 2006 compared to $15.0 million for the third quarter of 2005. The loss before income tax for the Corporate and Other segment was $3.5 million for the third quarter of 2006 and income before income tax of $23.2 million for the third quarter of 2005.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	3Q2006	3Q2005

LIFE MARKETING	$54.3	$80.0
ANNUITIES	416.2	144.5
STABLE VALUE PRODUCTS	162.2	341.3
ASSET PROTECTION	156.5	136.9

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $40.3 million in the quarter, an increase of 5.9% over the prior year’s quarter. The current quarter included favorable mortality and increased investment income partially offset by negative unlocking of DAC related to universal life products, and other one-time expenses.

Life insurance sales were $54.3 million for the quarter compared to $80.0 million in the third quarter of 2005. Term insurance sales in the current quarter were up 41.4% to $39.6 million. Universal life insurance sales in the third quarter of 2006 were $14.7 million compared to $52.0 million in the prior year’s quarter.

ACQUISITIONS: Pretax operating income in the Acquisitions segment was $32.1 million for the third quarter of 2006 compared to $19.5 million in the third quarter of 2005. The increase in the quarter is attributable to the acquisition of the Chase block of business.

ANNUITIES: Pretax operating income in the Annuities segment was $5.4 million in the third quarter of 2006 compared to $4.9 million in the third quarter of 2005. The increase includes a small contribution to earnings from new business initiatives through the Chase retail distribution system.

Total annuity sales increased 188.1% to $416.2 million in the third quarter of 2006. Fixed annuity sales were $340.0 million in the third quarter of 2006 compared to $69.8 million in the prior year’s quarter. Fixed annuity sales in the third quarter of 2006 included $151.2 million of sales through the Chase retail distribution system. Variable annuity sales were $76.3 million in the third quarter of 2006, up modestly from $74.7 million in the third quarter of 2005.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $10.4 million in the third quarter of 2006 compared to $13.7 million in the third quarter of 2005. Spreads narrowed to 75 basis points in the third quarter of 2006 from 94 basis points in the third quarter of 2005. Account balances ended the quarter at $5.5 billion, a decrease of approximately $0.4 million over the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had a pretax operating loss of $14.4 million for the third quarter of 2006 compared to pretax operating income of $6.1 million in the prior year’s quarter. The current quarter included a reserve charge of $26 million related to the discontinued Lender’s Indemnity product line. Excluding the charge, the segment’s pretax operating income was $11.6 million for the quarter. The increase is attributable to an increase in earnings from the service contract lines primarily from the acquisition of Western General and an improvement in other products earnings.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported a pretax operating loss of $3.9 million in the third quarter of 2006 compared to pretax operating income of $16.2 million in the third quarter of 2005. The decrease is primarily attributable to an increase in interest expense, lower investment income on unallocated capital, lower real estate-related income, and reserve strengthening on the discontinued Residual Value line. Total participating mortgage income was $7.5 million in the third quarter of 2006 compared to $11.5 million in the prior year’s quarter. Interest expense increased $6.5 million over the prior year’s quarter primarily due to the issuance of $200 million of Subordinated Debt Securities to finance the Chase Insurance Group transaction and $250 million of non-recourse funding obligations to support the Company’s Regulation XXX transaction. Reserves were strengthened in the discontinued Residual Value line $9.0 million in the third quarter of 2006 compared to reserve strengthening of $5.0 million in the third quarter of 2005.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 8, 2006 at 9:00 a.m. Eastern. A recording of the call will be available from 12:00 p.m. Eastern November 8 until midnight November 15. The recording may be accessed by calling 1-800-839-9303 (international callers 1-402-220-6083).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern November 8 until midnight November 15.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of September 30, 2006)

Total share-owners’ equity per share	$32.49
Less: Accumulated other comprehensive income per share	0.55

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$31.94

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended September 30, 2006 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended September 30, 2006, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
LAST TWELVE MONTHS ENDED SEPTEMBER 30, 2006

($ in thousands)

Numerator:

	Three Months Ended
	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Last Twelve Months Ended Sept. 30, 2006

Net income	$68,562	$72,137	$66,941	$57,301	$264,941
Net of:
Realized investment gains (losses), net of income tax
Investments	1,704	(113)	4,222	51,119	56,932
Derivatives	(3,772)	9,092	(3,556)	(34,772)	(33,008)
Related amortization of deferred policy acquisition costs and value
of businesses acquired, net of income tax benefit	(684)	---	(1,007)	(4,147)	(5,838)
Add back:
Derivative gains related to Corp. debt and investments
net of income tax	1,281	865	437	425	3,008
Operating Income	$72,595	$64,023	$67,719	$45,526	$249,863

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2005	$2,200,866	$184,511	$2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
Total			$10,660,836
Average			$2,132,167
Operating Income Return on Average Equity			11.7%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
LAST TWELVE MONTHS ENDED SEPTEMBER 30, 2006

($ in thousands)

Numerator:

Net income - three months ended December 31, 2005	$ 68,562
Net income - three months ended March 31, 2006	72,137
Net income - three months ended June 30, 2006	66,941
Net income - three months ended September 30, 2006	57,301
Net income - last twelve months ended September 30, 2006	$264,941

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2005	$2,200,866	$184,511	$2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
Total			$10,660,836
Average			$2,132,167
Net Income Return on Average Equity			12.4%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Gary Corsi
Executive Vice President and Chief Financial Officer
(205) 268-2226

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461